Exhibit 99.2

ALTRIA PRESENTS AT THE CONSUMER ANALYST GROUP OF NEW YORK CONFERENCE; REAFFIRMS 2012 REPORTED AND ADJUSTED EPS GUIDANCE

RICHMOND, Va. February 22, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Consumer Analyst Group of New York (CAGNY) conference in Boca Raton, Florida today. The presentation will be webcast live at altria.com in a listen-only mode, beginning at approximately 9:15 a.m. Eastern Time.

During today’s presentation, Michael E. Szymanczyk, Chairman and Chief Executive Officer, and other members of Altria’s senior management team will discuss why Altria remains a compelling investment and review Altria’s plans to continue delivering strong returns to its shareholders.

2012 Full-Year Guidance

Altria reaffirms its 2012 full-year guidance for reported diluted earnings per share (EPS) in the range of $2.14 to $2.20. The forecast includes estimated charges of $0.03 per share related to asset impairment, exit and implementation costs primarily related to the cost reduction program announced in October 2011, and estimated charges related to SABMiller special items.

Altria reaffirms that its 2012 full-year adjusted diluted EPS guidance, which excludes special items that are listed below in Table 1, will be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted base of $2.05 per share in 2011.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Webcast Replay

A copy of today’s presentation and prepared remarks, as well as a replay of the audio webcast of the remarks, will be available at altria.com until 5:00 p.m. Eastern Time on Friday, March 23, 2012.

Financial Measures

Altria reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release contains 2011 results and 2012 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items

6601 West Broad Street, Richmond, VA 23230

that affect the comparability of reported results. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance	2011	Change
Reported diluted EPS	$2.14 to $2.20	$1.64	30% to 34%
Asset impairment, exit, integration and implementation costs	0.02	0.07
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	–	0.30
Tax items*	–	(0.04)
Tobacco and health judgments	–	0.05

Adjusted diluted EPS	$2.17 to $2.23	$2.05	6% to 9%

* Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release and today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.
Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

3